Exhibit 3.72

Form 205 (revised 6/01) Return in Duplicate to: Secretary of State P.O. Box 13697 Austin, TX 78711-3697 FAX: 512/463-5709 Filing Fee: $200	Articles of Organization For A Texas Limited Liability Company Act	This space reserved for office use.

Article 1 — Name

The name of the limited liability company is as set forth below:

HTS-Wild Oak Ranch Beverage, LLC

The name of the entity must contain the words “Limited Liability Company” or “Limited Company,” or an accepted abbreviation of such terms.  The name must not be the same as, deceptively similar to or similar to that aim existing corporate, limited liability company, or limited partnership name on rile with the secret of state.  A preliminary check for “name availability” is recommended.

Article 2 — Registered Agent and Registered Office (Select and complete either A or B and complete C)

☒  A.  The initial registered agent is an organization (cannot be company named above) by the name of:

OR           Corporation Service Company d/b/a CSC-Lawyers Incorporating Service Company

☐  B.  The initial registered agent is an individual resident of the state whose is set forth below.

First Name	M.I.	Last Name	Suffix

C.  The business address of the registered agent and the registered office address is:

Street Address 701 Brazos Street, Suite 1050	City Austin	TX	Zip Code 78701

Article 3 — Management

A.  ☒  The limited liability company is to be managed by managers.  The names and addresses of the initial managers are set forth below:

OR (Select either option A or option B; do not select both.)

B.  ☐  The limited liability company will not have managers.  Management of the company is reserved to the members.  The names and addresses of the initial members are set forth below:

Manager/Member Name and Address Information

MANAGER/MEMBER 1

LEGAL ENTITY:  The manager/member is a legal entity named:

INDIVIDUAL: The manager/member is an individual whose tame is set forth below:

First Name Harold	M.I. S	Last Name Handelsman	Suffix

ADDRESS OF MANAGER/MEMBER 1:

Street Address 200 West Madison Street, Fl 38	City Chicago	State Illinois	Zip Code 60606

MANAGER/MEMBER 2

LEGAL ENTITY:  The manager/member is a legal entity named:

INDIVIDUAL:  The manager/member is an individual whose name is set forth below.

First Name Michael	M.I. D	Last Name Kinnett	Suffix

ADDRESS OF MANAGER/MEMBER 2:

Street Address 9700 West Military Drive	City San Antonio	State Texas	Zip Code 78251

MANAGER/MEMBER 3

LEGAL ENTITY:  The manager/member is a legal entity named:

INDIVIDUAL:  The manager/member is an individual whose name is set forth below.

First Name Rico	M.I. R	Last Name Espineli	Suffix

ADDRESS OF MANAGER/MEMBER 3:

Street Address 1200 Louisiana	City Houston	State Texas	Zip Code 77002

Article 4 — Duration

The period of duration is perpetual.

Article 5 — Purpose

The purpose for which the company is organized is for the transaction of any and all lawful business for which limited liability companies may be organized.

Supplemental Provisions/Information

Text Area

[The attached addendum are incorporated herein by reference.]

Organizer

The name and address of the organizer is set forth below.

Name

Charmaine R. Black

Street Address 200 W Madison, 42nd Fl	City Chicago	State Illinois	Zip Code 60606

Effective Date of Filing

A.  ☒  This document will become effective when the document is filed by the secretary of state.

OR

B.  ☐  This document will become effective at a later date, which is not more than ninety (90) days from the date of its filing by the secretary of state.  The delayed effective date is

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a false or fraudulent document.

/s/ Charmaine R. Black
Signature of organizer